Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated September 13, 2006
Relating to Preliminary Prospectus dated June 21, 2006, as amended
Registration No. 333-135174
NIBA Presentation September 2006 The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("Commission") to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Commission's website at sec.gov. Alternatively the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-433-9045.

Mission Statement To produce environmentally beneficial agricultural supplements of the highest quality. To be the preferred supplier of exceptional products offering environmental and commercial benefits to improve productivity by improving plant nutrition, disease suppression, crop protection and soil enhancement. To use sustainable business practices that protect and value the environment, our customers, colleagues, and shareholders. Converted Organics Inc. 7A Commercial Wharf West Boston, MA 02110 T: 617.624.0111 F: 617.624.0333

Revenue Two Sources: Tipping Fees Sale of Products Product Sales Tipping Fees Revenue Breakdown (Approx.) 0.6 0.4

Revenue You load 100 tons and what do you get? 100 tons a day over the scale = $6,200 a day in tip fees 100 tons a day over the scale = 20 tons a day of fertilizer 20 tons a day of fertilizer = $10,800 in sales 100 tons a day over the scale = $17,000 a day in revenue Converting 100 tons a day = $5,440,000 annual revenue Converting 200 tons a day = $10,880,000 annual revenue Converting 250 tons a day = $13,600,000 annual revenue

Reduces need for chemical based fertilizers Increases recycling Diverts waste from landfills reducing greenhouse gas (GHG) emissions Environmental Benefits

Business Model Convert food waste into all-natural fertilizer products Sell products into "green" agribusiness, turf management and retail markets

Raw Material Supply Solid Waste & Recycling Metro NY-NJ Market > 16 million tons/year Organic Waste = 15% or 2.4 million tons/year Sufficient for 26 COIN facilities in Metro NY alone! Regulatory: "The Last Frontier" of Recycling Many states are regulating food waste to meet stated recycling goals Facilities can be located near generators of food waste

60 Minute Drive Time

Aerial of NJ Facility

50 Mile Radius

Business Model Convert food waste into all-natural fertilizer products Sell products into "green" agribusiness, turf management and retail markets

Product Attributes High-Value Product: High demand for agriculture and turf markets Nutrition: NPK (3:2:1) Increases Economic Yield: By 11 - 16% on average Disease Suppression: Reduces/eliminates need for fungicides and other crop protection supplements Soil Amendment: Improves soil culture; reduces NPK application rates; lowers run-off

Our Market Fertilizer/Disease Suppression Products North American Market = 50 million tpy COIN NJ Production = 18,000 tpy 0.035% of the North American Market It would take 14 COIN facilities to capture just 0.5% of the market!

Our Market Agribusiness Cranberry Potato Turf Management Golf Sod Farms Retail C-Store Manufacturer's Rep Internet / Home Shopping

Our Market Organic Agriculture: Gaining Ground Organic agriculture is expanding rapidly in the United States, as consumer interest continues to gather momentum and new organic production and marketing systems evolve. In the wake of USDA's implementation of national organic standards in October 2002, continued growth in the industry is expected. Organic Price Premiums Remain High Organic products often sell for higher prices than conventionally produced goods. The price premium results from higher production and distribution costs for organic food, as well as consumers' willingness to pay extra for organic food.

Development Plans Converted Organics could be coming to a town near you... Southern New England The South Bronx Boston Toronto San Francisco Los Angeles Ireland Hawaii "Special Situations"

Development Plans

Investment Highlights Sustainable "Green" Investment Expanding Market Increasing Revenue Opportunity

IPO underwritten by Paulson Investment 2,000,000 units consisting of: 1 share of common stock 1 A warrant 1 B warrant Paulson Investment Company

Solid Waste Facilities Revenue Bond Summary Size $16,350,000 Term 20 years Rate 8.5% Underwriter Ferris, Baker, Watts State Agency New Jersey Economic Development Authority Guarantee NJEDA guarantees $2,000,000 of this offering Debt Service Reserve $1,635,000 Capitalized Interest 15 months

Leadership Team Management Edward J. Gildea, Chairman, President & CEO Former COO and General Counsel of QualityMetric Incorporated Former Vice President - Legal of Kellogg Company Thomas R. Buchanan, Chief Financial Officer Former Director of Merchant Banking at Dilmun Investments, Inc. Former VP Merchant Banking, Bankers Trust, Co. Jack Walsdorf, Chief Operating Officer Former real estate development manager for Amerada Hess Former real estate representative in Metro NYC for the outsource partner of ExxonMobil, Trammell Crow Company Board of Directors David Allen Management Consultant Former CEO/CFO of Millbrook Press, Inc. Robert Cell President and CEO of RubiconSoft Former COO/CFO of Blue Martini Software, Inc. John DeVillars Managing Partner of BlueWave Strategies, LLC Former Director of USEPA Region 1 William A. Gildea President of ECAP, LLC

Edward Gildea Converted Organics Inc. 7A Commercial Wharf West Boston, MA 02110 T: 617.624.0111 egildea@convertedorganics.com www.convertedorganics.com For More Information Contact: